Exhibit 99.2

Higher One Holdings, Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Financial Information

On May 7, 2013, Higher One Holdings, Inc. (“we,” “us,” “our,” “Higher One” or “the Company”), through its wholly-owned subsidiary, Higher One, Inc. entered into an Asset Purchase Agreement with Sallie Mae, Inc. (“Sallie Mae”) to purchase substantially all of the assets of Sallie Mae’s Campus Solutions line of business (“Campus Solutions”) for consideration of approximately $47.25 million in cash, subject to certain post-closing adjustments, including working capital adjustments and settlement of contingently returnable escrow. We completed the acquisition on May 7, 2013, and used our senior secured revolving credit facility to pay the purchase price and related transaction costs. Campus Solutions provides refund disbursement and payment solutions, including tuition payment plans, to education institutions.

Our Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2013 is based upon the following: (i) our historical audited statement of operations for the year ended December 31, 2013, as included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 10, 2014, combined with (ii) the historical statement of operations of the Campus Solutions line of business for the three months ended March 31, 2013, attached as Exhibit 99.1 to this Current Report on Form 8-K, the presentation of which has been adjusted in order to conform to the presentation of our historical financial statements and (iii) the historical operations of the Campus Solutions line of business for the period from April 1, 2013 through May 7, 2013. Pro forma adjustments included therein are based upon available information and assumptions that we believe are reasonable. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2013 depicts the effect of the acquisition of the Campus Solutions line of business as if the transaction had occurred on January 1, 2013.

The historical financial information includes certain pro forma adjustments that are directly attributable to the acquisition, are factually supportable and expected to have a continuing impact on our combined results. The assumptions used to prepare the Unaudited Pro Forma Condensed Combined Statements of Operations are contained in the accompanying notes and should be reviewed in their entirety. The acquisition of Campus Solutions has been accounted for using the acquisition method of accounting and reflects a preliminary allocation of the purchase price to the assets and liabilities acquired based on currently available information. Portions of the preliminary allocation are dependent upon certain valuations that are subject to change, including the determination of contingently returnable escrow receivable and associated impact on intangible assets and goodwill. Upon completion of the detailed valuation and the final determination of fair value, we may make adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial statements.

The Unaudited Pro Forma Condensed Combined Statements of Operations is for informational purposes only. The Unaudited Pro Forma Condensed Combined Statements of Operations is not necessarily indicative of future results or of actual results that would have been achieved had the Campus Solutions line of business acquisitions been consummated on January 1, 2013, and should not be taken as representative of our future operating results. The Unaudited Pro Forma Condensed Combined Statements of Operations does not reflect any operating efficiencies or cost savings that we may achieve, or any additional expenses that we may incur, with respect to the combined companies.

Higher One Holdings, Inc.

Pro Forma Condensed Combined Statement of Operations

	For the year ended December 31, 2013
		Historical Campus Solutions
(in thousands, unaudited)	Historical Higher One	January 1 - March 31	April 1 - May 7	Pro Forma Adjustments		Pro Forma Combined
Revenue	$211,123	$7,182	$1,608	$—		$219,913
Cost of revenue	88,824	5,404	1,639	(293	)(a)(b)	95,573
Total operating expenses	96,447	4,216	1,770	680	(c)	103,113

Income (loss) from operations	25,852	(2,438)	(1,801)	(387)		21,226
Interest and other (expense) income, net	(2,372)	690	201	(1,257	)(d)(e)	(2,738)

Net income (loss) before income taxes	23,480	(1,748)	(1,600)	(1,644)		18,488
Income tax expense	9,352	—	—	(1,897	)(f)	7,455

Net income (loss)	$14,128	$(1,748)	$(1,600)	$253		$11,033

Weighted average shares outstanding:
Basic	46,717					46,717
Diluted	48,368					48,368

Net income available to common stockholders per common share:
Basic	$0.30					$0.24
Diluted	$0.29					$0.23

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Higher One Holdings, Inc.

Notes to Unaudited Pro Forma Condensed combined Financial Statements

Note 1: The Transactions

On May 7, 2013, Higher One Holdings, Inc. (“us,” “our” or “the Company”), through our wholly-owned subsidiary, Higher One, Inc. entered into an Asset Purchase Agreement with Sallie Mae, Inc. (“Sallie Mae”) to purchase substantially all of the assets of Sallie Mae’s Campus Solutions line of business (“Campus Solutions”) for consideration of approximately $47.25 million in cash, subject to certain post-closing adjustments, including working capital adjustments and settlement of contingently returnable escrow. We completed the acquisition on May 7, 2013, and used borrowing available under our senior secured revolving credit facility to pay the purchase price and related transaction costs. Campus Solutions provides refund disbursement and payment solutions, including tuition payment plans, to education institutions.

Note 2: Basis of Presentation

Our Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2013 is based upon the following: (i) our historical audited statement of operations for the year ended December 31, 2013, as included in our Annual Report on Form 10-K filed with the SEC on March 10, 2014, combined with (ii) the historical statement of operations of the Campus Solutions line of business for the three months ended March 31, 2013 attached as Exhibit 99.1 to this Current Report on Form 8-K, the presentation of which has been adjusted in order to conform to the presentation of our historical financial statements and (iii) the historical operations of the Campus Solutions line of business for the period from April 1, 2013 through May 7, 2013. Pro forma adjustments included therein are based upon available information and assumptions that we believe are reasonable. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2013 depicts the effect of the acquisition of the Campus Solutions line of business as if the transaction had occurred on January 1, 2013.

The historical financial information includes certain pro forma adjustments that are directly attributable to the acquisitions, are factually supportable and expected to have a continuing impact on our combined results. The assumptions used to prepare the Unaudited Pro Forma Condensed Combined Statements of Operations are contained in the accompanying notes and should be reviewed in their entirety. The acquisition of Campus Solutions has been accounted for using the acquisition method of accounting and reflects a preliminary allocation of the purchase price to the assets and liabilities acquired based on currently available information. Portions of the preliminary allocation are dependent upon certain valuations that are subject to change, including the determination of contingently returnable escrow receivable and associated impact on intangible assets and goodwill. Upon completion of the detailed valuation and the final determination of fair value, we may make adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial statements.

The Unaudited Pro Forma Condensed Combined Statement of Operations is for informational purposes only. The Unaudited Pro Forma Condensed Combined Statements of Operations is not necessarily indicative of future results or of actual results that would have been achieved had the Campus Solutions line of business been consummated on the dates presented, and should not be taken as representative of our future consolidated operating results. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect any operating efficiencies or cost savings that we may achieve, or any additional expenses that we may incur, with respect to the combined companies.

Note 3: Accounting Policies

We determined that there were no pro forma adjustments required to the historical financial data included in the Unaudited Pro Forma Condensed Combined Statement of Operations to conform the accounting policies of the acquired businesses described herein. We are not aware of any differences that would have a material impact on the Unaudited Pro Forma Condensed Combined Statement of Operations.

Note 4: Calculation of Estimated Consideration Transferred and Pro Forma Allocation of Consideration to Net Assets Acquired

The purchase price consideration for the acquisition of the Campus Solutions line of business consisted of $47.25 million in cash, which was financed by the Company’s existing revolving credit facility. The purchase price is subject to certain post-closing adjustments, including working capital adjustments and settlement of contingently returnable escrow. Of the total purchase price, $5.2 million was deposited into escrow and will be released to either Sallie Mae or us depending on the timing in which consents are obtained from certain clients of Sallie Mae to become clients of ours. An escrow receivable of $3.3 million was recognized as of the acquisition date for the amount that we expect to receive from escrow and was valued using probability-weighted future possible expected outcomes.

The net assets and results of operations of the Campus Solutions business have been included in our consolidated financial statements from May 7, 2013. The purchase price was allocated to tangible assets and identifiable intangible assets acquired and liabilities assumed based on their fair value at the date of acquisition. The purchase price is preliminary pending a final determination of the fair value of the assets and liabilities. The remainder of the purchase price was allocated to goodwill. The following table summarizes allocation of the purchase price for the allocations (in thousands):

Assets acquired:
Accounts receivable	$770
Contingently returnable escrow receivable	3,300
Fixed assets	92
Intangible assets	23,540
Goodwill	19,548

Assets acquired and fair value of consideration transferred	$47,250

Note 5: Pro Forma Adjustments to the Unaudited Pro Forma Condensed combined Statement of Operations for the year ended December 31, 2013:

The following pro forma adjustments were applied to the historical statements of operations for us and the Campus Solutions line of business for the year ended December 31, 2013 (in thousands):

(a)	To record amortization of completed technology. The amortization of completed technology has been calculated based on a new fair value basis of $2,300, amortized over an estimated useful life of 3 years. Fair value and estimated useful life of completed technology are based on estimates and are subject to finalization by management.	$270

(b)	To record the elimination of historical amortization of internally developed software.	(563)

(c)	To record amortization of acquired customer relationships. The amortization of acquired customer relationships has been calculated based on a new fair value basis of $21,240, amortized over an estimated useful life of approximately 11 years. Fair value and estimated useful life of acquired customer relationships are based on estimates and to finalization by management.	680

(d)	To record incremental interest expense. This adjustment reflects the increase in interest expense as a result of additional borrowing on our revolving credit facility to finance the acquisition. Interest is calculated using the variable interest rate in effect per our credit facility at the time of the acquisition, or 2.2%. The interest rate on our credit facility is variable as defined in our credit facility. A 1/8% variance in the interest rate would impact interest expense by approximately $21.	(366)

(e)	To record the elimination of above market interest income received by Campus Solutions.	(891)

(f)	To record the provision for income taxes. Provision for income taxes equals 38%, which is the approximate federal and state statutory rate, of historical Campus Solutions results and pro forma adjustments. Historical Campus Solutions results generated losses for which a valuation allowance was recorded whereas such a valuation allowance would not be reflected by Higher One.	(1,897)